Exhibit 99.1

Quantum Technologies Reports Fiscal 2006 Second Quarter Financial Results

Irvine, CA – December 8, 2005 – Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leading designer, manufacturer and integrator of packaged fuel systems and accessories for specialty vehicles and applications, including hydrogen fuel cell, hybrid, and alternative fuel vehicles, today reported results for its fiscal 2006 second quarter ended October 31, 2005. Conference call information is provided below.

Total revenue reached $63.2 million in the second quarter of fiscal 2006 compared to $5.0 million in the second quarter of fiscal 2005. This increase in overall revenue is a result of the inclusion of Tecstar Automotive Group’s operations, which contributed $58.4 million to consolidated revenues in the second quarter.

The Company’s operating loss decreased from $3.5 million in the second quarter of fiscal 2005 to $2.6 million in the second quarter of fiscal 2006, primarily driven by $3.0 million in operating income from the Tecstar Automotive Group operating segment and was partially offset by increased operating losses in the Quantum Fuel Systems and Corporate segments. The Company’s net loss decreased from $3.3 million, or $0.10 a share, in the second quarter of fiscal 2005 to $3.0 million, or $0.06 a share, in the second quarter of fiscal 2006. Cash used in operations during the quarter was $3.6 million, mainly driven by an increase in accounts receivable as a result of the higher sales level during the quarter. Depreciation and amortization expense was $2.8 million for the second quarter of fiscal 2006, compared to $1.1 million in the prior year second quarter.

Tecstar Automotive Group operating segment revenues during the quarter were $58.4 million, representing an approximate 14.7% increase on a pro forma basis compared to the second quarter of fiscal 2005. Product sales for the Tecstar Automotive Group totaled $55.2 million during the second quarter of fiscal 2006, consisting of $33.6 million in second-stage automotive manufacturing revenues, $20.3 million in automotive OEM accessory parts revenues, and other product sales of $1.3 million. Cost of product sales for the Tecstar Automotive Group was $49.4 million in the second quarter of fiscal 2006. Contract revenue for the Tecstar Automotive Group was $3.2 million for the second quarter of fiscal 2006.

Quantum Fuel Systems operating segment revenues during the quarter were $4.8 million, representing a 4% decrease over the prior year’s second quarter, which was $5.0 million. This segment had an operating loss of $3.3 million compared to an operating loss of $2.3 million in the second quarter of fiscal 2005. This increase was primarily a result of higher cost of product sales and higher research and development expenditures to support customer-funded development programs.

For the six-month period, the Company reported consolidated revenues of $110.5 million compared to $11.3 million for the six-month period in fiscal 2005. The increase in revenue is a result of the inclusion of Tecstar Automotive Group’s operations, which contributed $101.4 million to consolidated revenues and $1.7 million in operating income in the first six-months of fiscal 2006. The Quantum Fuel Systems segment had revenues of $9.1 million and an operating loss of $7.5 million for the first half of fiscal 2006 compared to revenues of $11.3 and an operating loss of $3.6 million for the first half of fiscal 2005. The Company’s net loss increased from $5.7 million, or $0.18 a share, for the six month of fiscal 2005 to $11.2 million, or $0.21 a share, for the six month period of fiscal 2006.

Alan P. Niedzwiecki, President and CEO, stated, “The operating performance during the second quarter represents improvement in our business on many fronts, primarily expanding customer and business opportunities, strong revenues, improved gross profits, cost reductions and continued progress on integration efforts. The growth in revenues is indicative of our efforts to diversify the business with added revenue streams from our recent Empire acquisition, expanded programs with AM General, programs with dealer networks, and new programs in international markets. Quantum’s hydrogen-related development programs are progressing as planned and we are optimistic that additional programs will be awarded in the near future to complement the current activity.”

Mr. Niedzwiecki added, “We continue our efforts to integrate the two businesses and have made cost reductions in the first half of fiscal 2006 that positively impacted the second quarter and we expect will take broader affect in the second half of this year and into fiscal 2007. We also recognize that we need to continue to focus on reducing our operating expenses and cost structure. We are especially pleased with the opportunities unfolding with new customers, allowing the company to diversify and solidifying the primary reason for the Quantum-Tecstar merger – revenue enhancement and customer expansion. We continue to capitalize on our capabilities as a one-stop solution for vehicle system design, powertrain engineering, systems integration, validation, and second stage manufacturing and assembly as we position ourselves for participation in early stage development, production and second-stage assembly of fuel systems and performance packages for fuel cell, hybrid and alternative fuel vehicles.”

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2004	2005	2004	2005
Revenue:
Net product sales	$2,252,591	$57,247,628	$5,610,594	$100,521,620
Contract revenue	2,709,078	5,911,594	5,706,022	10,009,946

Total revenue	4,961,669	63,159,222	11,316,616	110,531,566
Costs and expenses:
Cost of product sales	1,940,768	51,673,638	4,603,961	92,114,960
Research and development	3,752,679	5,981,295	7,464,094	12,607,994
Selling, general and administrative	2,370,332	6,969,698	4,569,436	14,021,010
Amortization of intangibles	414,944	1,116,944	829,888	2,233,888

Total costs and expenses	8,478,723	65,741,575	17,467,379	120,977,852

Operating loss	(3,517,054)	(2,582,353)	(6,150,763)	(10,446,286)
Interest income	230,597	208,841	439,182	499,274
Interest expense	—	(630,522)	—	(1,205,805)
Minority interest in earnings of subsidiaries	—	(60,279)	—	(60,279)
Equity in loss of investment in affiliate	—	(5,563)	—	(5,563)
Other income (expense), net	(18,589)	44,637	(18,589)	44,637
Income tax provision	(4,000)	(11,406)	(4,800)	(11,627)

Net loss	$(3,309,046)	$(3,036,645)	$(5,734,970)	$(11,185,649)

Net loss per share - basic and diluted	$(0.10)	$(0.06)	$(0.18)	$(0.21)

Number of shares used in per share calculation - basic and diluted	31,704,600	52,874,941	31,695,549	52,858,523

Cash Flow Information:
Depreciation and amortization	$1,121,531	$2,755,836	$2,373,885	$5,469,038
Cash used in operating activities	2,393,871	3,629,696	5,023,210	26,378,828
Capital expenditures	149,549	1,233,420	841,749	2,412,088

	April 30, 2005	October 31, 2005
Balance Sheet Information:
Cash and cash equivalents	$11,736,688	$7,568,046
Marketable securities:
Maturing within one year	32,101,357	25,357,631
Maturing after one year	4,001,182	1,196,912
Property & equipment, net	20,280,405	19,493,626
Goodwill & intangibles, net	154,736,201	152,804,333
Total assets	277,661,780	283,402,698
Current liabilities	38,797,585	42,639,716
Long-term debt	19,656,162	32,660,344
Stockholders’ equity	219,208,033	208,041,822
Working capital	58,954,852	64,868,256

Financial Results Call Scheduled:

Thursday, December 8, 2005

1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 643-3625, ID #3194345

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until December 15, 2005 at 8:55 p.m. Pacific time. The number for this service is (800) 642-1687 or (706) 645-9291. The call will also be available on the Company’s Investor Relations web page by December 15, 2005 for approximately two weeks: http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8252.

About Quantum

Quantum is a leader in powertrain engineering, system integration, and manufacturing of packaged fuel systems and accessories for specialty vehicles and applications, including fuel cells, hybrids, alternative fuels, hydrogen refueling, new body styles, mid-cycle vehicle product enhancements, and high performance engines and drive trains for OEMs and consumers of specialty equipment parts and accessories. Quantum also designs and manufactures hybrid and fuel cell vehicles.

Quantum has product commercialization alliances with General Motors, AM General, Sumitomo, and IMPCO. Quantum’s customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, DaimlerChrysler, Sunline, Yamaha, AeroVironment, and the U.S. Army.

More information can be found about Quantum’s products and services at www.qtww.com.

Quantum is a member of the Russell 2000® and Russell 3000® indexes.

Forward Looking Statements

Statements in this document regarding future financial and operating results, future growth in customers and development programs, benefits and synergies of the merger with Starcraft, the development and commercialization of fuel cell vehicles and applications, new or expanded customer contracts, the impact of oil prices on demand for our products, the commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including but not limited to statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in pricing, engineering and material costs, development costs, other general costs and expenses; any failure to realize anticipated savings from consolidation of operational, general and administrative expenses; the failure to complete the Tecstar integration and fully realize the synergies and other perceived advantages resulting from the merger; costs and potential litigation associated with the merger; the ability to retain key personnel; the Company’s ability to successfully execute its business strategies; growth of the alternative fuel, fuel cell and specialty vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of fuel cell and alternative fuel technologies; our dependence on General Motors for a substantial majority of our revenues; the timing of product cycles for our OEM customers; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials, particularly high-strength fiber used in our products; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; government support and funding of hydrogen initiatives; and economic conditions generally. Additional factors may be found in Quantum’s Form 10-K for the year ended April 30, 2005 and in the other documents filed by Quantum with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

©2005 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500 Fax 949-399-4600